Exhibit 4.11

EXECUTION VERSION

DEPOSIT AGREEMENT

(Class AA)

Dated as of September 13, 2019

between

U.S. BANK NATIONAL ASSOCIATION

as Escrow Agent

and

SUMITOMO MITSUI BANKING CORPORATION,

ACTING THROUGH ITS NEW YORK BRANCH,

as Depositary

ANY DEPOSIT HEREUNDER IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

DEPOSIT AGREEMENT (Class AA) dated as of September 13, 2019 (as amended, modified or supplemented from time to time, this “Agreement”) between U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Escrow Agent under the Escrow and Paying Agent Agreement referred to below (in such capacity, together with its successors in such capacity, the “Escrow Agent”), and SUMITOMO MITSUI BANKING CORPORATION, ACTING THROUGH ITS NEW YORK BRANCH, a joint stock corporation with limited liability organized and existing under the laws of Japan and licensed under the laws of the State of New York, as depositary bank (the “Depositary”).

W I T N E S S E T H

WHEREAS, United Airlines, Inc. (“United”) and Wilmington Trust, National Association, not in its individual capacity except as otherwise expressly provided therein, but solely as trustee (in such capacity, together with its successors in such capacity, the “Pass Through Trustee”) have entered into a Trust Supplement, dated as of September 13, 2019 (the “Trust Supplement”) to the Pass Through Trust Agreement dated as of October 3, 2012 (together, as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Pass Through Trust Agreement”) relating to United Airlines Pass Through Trust 2019-2AA-O pursuant to which the United Airlines Pass Through Trust, Series 2019-2AA-O Certificates referred to therein (the “Certificates”) are being issued (the date of such issuance, the “Issuance Date”);

WHEREAS, United and Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc., for themselves and on behalf of the several Underwriters referred to in the below-referenced Underwriting Agreement (collectively, the “Underwriters” and, together with their respective transferees and assigns as registered owners of the Certificates, the “Investors”) have entered into an Underwriting Agreement dated September 3, 2019 pursuant to which the Pass Through Trustee will issue and sell the Certificates to the Underwriters;

WHEREAS, United, the Pass Through Trustee, two other pass through trustees and certain other persons concurrently herewith are entering into the Note Purchase Agreement, dated as of the date hereof and Amendment No. 1 thereto, dated as of the date hereof (as so amended, the “Note Purchase Agreement”), pursuant to which the Pass Through Trustee has agreed to acquire from time to time on or prior to the Delivery Period Termination Date (as defined in the Note Purchase Agreement) equipment notes (the “Equipment Notes”) issued to finance the acquisition of certain aircraft by United, as owner, utilizing a portion of the proceeds from the sale of the Certificates (the “Net Proceeds”);

WHEREAS, the Escrow Agent, the Underwriters, the Pass Through Trustee and Wilmington Trust, National Association, as paying agent for the Escrow Agent (in such capacity, together with its successors in such capacity, the “Paying Agent”) concurrently herewith are entering into an Escrow and Paying Agent Agreement, dated as of the date hereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow and Paying Agent Agreement”); and

WHEREAS, the Underwriters and the Pass Through Trustee intend that the Net Proceeds be held in escrow by the Escrow Agent on behalf of the Investors pursuant to the Escrow and Paying Agent Agreement, subject to withdrawal upon request of and proper certification by the Pass Through Trustee for the purpose of purchasing Equipment Notes, and that pending such withdrawal the Net Proceeds be deposited by the Escrow Agent with the Depositary pursuant to this Agreement, which provides for the Depositary to pay interest for distribution to the Investors and to establish accounts from which the Escrow Agent shall make withdrawals upon request of and proper certification by the Pass Through Trustee.

NOW, THEREFORE, in consideration of the obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.    Initial Matters.

SECTION 1.1    Acceptance of Depositary. The Depositary hereby agrees to act as depositary bank as provided herein and in connection therewith to accept all amounts to be delivered to or held by the Depositary pursuant to the terms of this Agreement. The Depositary further agrees to hold, maintain and safeguard the Deposits and the Accounts (as defined below) during the term of this Agreement in accordance with the provisions of this Agreement. The Escrow Agent shall not have any right to withdraw, assign or otherwise transfer moneys held in the Accounts except as permitted by this Agreement.

SECTION 1.2    Establishment of Accounts. The Escrow Agent hereby instructs the Depositary, and the Depositary agrees, to establish the separate deposit accounts listed on Schedule I hereto and to establish such additional separate deposit accounts as may be required in connection with the deposits contemplated by Section 2.4 hereof (each, an “Account” and collectively, the “Accounts”), each in the name of the Escrow Agent and all on the terms and conditions set forth in this Agreement.

SECTION 2.    Matters Relating to Deposits.

SECTION 2.1    Deposits. The Escrow Agent shall direct the Underwriters to deposit with the Depositary on the date of this Agreement (the “Deposit Date”) in Federal (same day) funds by wire transfer to: Sumitomo Mitsui Banking Corporation, ABA No. 0260-0967-4, Account No. 423001, Account Name: SMBC Loan Operations New York, Reference: United Airlines 2019-2 EETC, and the Depositary shall accept from the Underwriters, on behalf of the Escrow Agent, the sum of US$702,146,000. Upon acceptance of such sum, the Depositary shall (i) establish each of the deposits specified in Schedule I hereto maturing on January 31, 2021 (including any deposit made pursuant to Section 2.4 hereof, individually, a “Deposit” and, collectively, the “Deposits”) and (ii) credit each Deposit to the related Account as set forth therein. No amount shall be deposited in any Account other than the related Deposit.

SECTION 2.2    Interest. Each Deposit shall bear interest from and including the date of deposit to but excluding the date of withdrawal at the rate of 2.70% per annum (computed on the basis of a 360-day year of twelve 30-day months) payable to the Paying Agent on behalf of the Escrow Agent semi-annually in arrears on each May 1 and November 1, commencing on

May 1, 2020 (each, an “Interest Payment Date”), and on the date of the Final Withdrawal (as defined below), or the date of the Replacement Withdrawal (as defined below), as applicable, all in accordance with the terms of this Agreement (whether or not any such Deposit is withdrawn on an Interest Payment Date). Interest accrued on any Deposit that is withdrawn pursuant to a Notice of Purchase Withdrawal (as defined below) shall be paid on the next Interest Payment Date, notwithstanding any intervening Final Withdrawal (as defined below). All interest paid pursuant to this Agreement shall be non-compounding.

SECTION 2.3    Withdrawals. (a) The Escrow Agent may, by providing prior notice of withdrawal to the Depositary by no later than 2:00 p.m. (New York time) on the second Business Day prior to the date of such withdrawal (or such shorter period as agreed by the Depositary) in the form of Exhibit A hereto (a “Notice of Purchase Withdrawal”), withdraw not less than the entire balance of such Deposit, except that at any time prior to the actual withdrawal of such Deposit, the Escrow Agent may, by notice to the Depositary, cancel such withdrawal (including on the scheduled date therefor), and thereafter such Deposit shall continue to be maintained by the Depositary in accordance with the original terms thereof. Following such withdrawal the balance in the related Account shall be zero and the Depositary shall close such Account. As used herein, “Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York, New York, Chicago, Illinois, or Wilmington, Delaware.

(b)    (i) The Escrow Agent may, by providing at least 15 days’ prior notice of withdrawal to the Depositary in the form of Exhibit B hereto (a “Notice of Final Withdrawal”), withdraw the entire amount of all of the remaining Deposits together with the payment by the Depositary of all accrued and unpaid interest on such Deposits to but excluding the specified date of withdrawal (a “Final Withdrawal”), on such date as shall be specified in such Notice of Final Withdrawal. If a Notice of Final Withdrawal has not been given to the Depositary on or before the tenth day after (i) August 31, 2020 or (ii) if the Equipment Notes relating to all of the “Aircraft” (or “Substitute Aircraft” in lieu thereof) (as such terms are defined in the Pass Through Trust Agreement) have not been purchased by the Pass Through Trustee on or prior to August 31, 2020 due to any reason beyond the control of United and not occasioned by United’s fault or negligence, December 31, 2020 (such date applicable under clauses (i) or (ii), the “End Date”) (provided that, if a labor strike occurs or continues at The Boeing Company or Embraer S.A. (a “Labor Strike”) after the Issuance Date and on or prior to the applicable End Date, such End Date shall be extended by adding thereto the number of days that such strike continued in effect after the Issuance Date, but not more than 60 days (the “Additional Days”)) (provided that the Additional Days shall not include any day of a Labor Strike (1) at The Boeing Company after the Pass Through Trustee shall have purchased in accordance with the Note Purchase Agreement Equipment Notes with respect to three Boeing 787-9 aircraft, four Boeing 787-10 aircraft and two Boeing 777-300ER aircraft or (2) at Embraer S.A. after the Pass Through Trustee shall have purchased in accordance with the Note Purchase Agreement Equipment Notes with respect to ten Embraer ERJ 175 LL aircraft) and there are unwithdrawn Deposits on such date, the Depositary shall pay the amount of the Final Withdrawal to the Paying Agent on the 30th day after the applicable End Date (or, if such day is not a Business Day, the next Business Day thereafter) (provided that if a Labor Strike occurs or continues, such date shall be extended by the Additional Days).

(ii)    The Escrow Agent may, by providing at least five Business Days’ prior notice of withdrawal to the Depositary in the form of Exhibit C hereto (a “Notice of Replacement Withdrawal”), withdraw the entire amount of all Deposits then held by the Depositary together with all accrued and unpaid interest on such Deposits (including Deposits previously withdrawn pursuant to a Notice of Purchase Withdrawal) to but excluding the specified date of withdrawal (a “Replacement Withdrawal”), on such date as shall be specified in such Notice of Replacement Withdrawal.

(c)    If the Depositary receives a duly completed Notice of Purchase Withdrawal, Notice of Final Withdrawal or Notice of Replacement Withdrawal (each, a “Withdrawal Notice”) complying with the provisions of this Agreement, it shall make the payments specified therein in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Depositary be required, pursuant to any Withdrawal Notice or otherwise, to make payments hereunder on or in respect of any Deposit in excess of the amount of such Deposit together with accrued interest thereon as provided in this Agreement.

SECTION 2.4    Other Accounts. On the date of withdrawal of any Deposit (other than the date of the Final Withdrawal or Replacement Withdrawal), the Escrow Agent, or the Pass Through Trustee on behalf of the Escrow Agent, shall re-deposit with the Depositary any portion thereof not used to acquire Equipment Notes and the Depositary shall accept the same for deposit hereunder. Any sums so received for deposit shall be established as a new Deposit and credited to a new Account, all as more fully provided in Section 2.1 hereof, and thereafter the provisions of this Agreement shall apply thereto as fully and with the same force and effect as if such Deposit had been established on the Deposit Date except that such Deposit shall mature on January 31, 2021 (provided that if a Labor Strike occurs or continues, such date shall be extended by the Additional Days) and bear interest as provided in Section 2.2. The Depositary shall promptly give notice to the Escrow Agent of receipt of each such re-deposit and the account number assigned thereto.

SECTION 3.    Termination. This Agreement shall terminate on the fifth Business Day after the later of the date on which (i) all of the Deposits shall have been withdrawn and paid as provided herein without any re-deposit and (ii) all accrued and unpaid interest on the Deposits shall have been paid as provided herein, but in no event prior to the date on which the Depositary shall have performed in full its obligations hereunder.

SECTION 4.    Payments. All payments (including, without limitation, those payments made in respect of Taxes (as defined and provided for below)) made by the Depositary hereunder shall be paid in United States Dollars and immediately available funds by wire transfer (i) in the case of accrued and unpaid interest on the Deposits payable under Section 2.2 hereof or any Final Withdrawal, directly to the Paying Agent at Wilmington Trust, National Association, Wilmington, DE, ABA# 031-100-092, Account No. 137238-000, Attention: Chad May, Telephone No.: (302) 636-6291, Reference: United Airlines PTT, Series 2019-2AA, or to such other account as the Paying Agent may direct from time to time in writing to the Depositary and the Escrow Agent and (ii) in the case of any withdrawal of one or more Deposits pursuant to a Notice of Purchase Withdrawal or Notice of Replacement Withdrawal, directly to or as directed by the Escrow Agent as specified and in the manner provided in such Notice of Purchase

Withdrawal or Notice of Replacement Withdrawal. The Depositary hereby waives any and all rights of set-off, combination of accounts, right of retention or similar right (whether arising under applicable law, contract or otherwise) it may have against the Deposits howsoever arising. Except as required by applicable law, all payments on or in respect of each Deposit shall be made free and clear of and without reduction for or on account of any and all taxes, levies or other impositions or charges (collectively, “Taxes”). However, if the Depositary shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder, the Depositary shall (i) make such deductions or withholding, (ii) if the Taxes required to be deducted or withheld are imposed by Japan or any political subdivision thereof (other than pursuant to any inter-governmental agreement with the United States pursuant to FATCA or under implementing legislation or administrative rules thereunder), pay such additional amounts as may be necessary in order that the actual amount received by the designated recipient of such sum under this Agreement or the Escrow and Paying Agent Agreement after such deduction or withholding equals the sum it would have received had no such deduction or withholding been required and (iii) pay the full amount deducted or withheld (including in respect of any such additional amounts) to the competent taxation authority. If the date on which any payment due on any Deposit would otherwise fall on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and no additional interest shall accrue in respect of such extension. For the purposes of this Section 4, “FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof or agreement entered into with a U.S. government entity relating thereto (including an intergovernmental agreement, as well as, to the extent relating to withholding of U.S. Taxes, any regulations or official guidance provided by a U.S. or non-U.S. government entity related to an intergovernmental agreement).

SECTION 5.    Representation and Warranties. The Depositary hereby represents and warrants to United, the Escrow Agent, the Pass Through Trustee and the Paying Agent that:

(a)    it is a joint stock corporation with limited liability duly organized and validly existing under the laws of Japan and is duly licensed to conduct banking business in the State of New York;

(b)    it has full power, authority and legal right to conduct its business and operations as currently conducted and to enter into and perform its obligations under this Agreement;

(c)    the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of it and do not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof;

(d)    no authorization, consent or approval of or other action by, and no notice to or filing with, any United States federal or state governmental authority or regulatory body is required for the execution, delivery or performance by it of this Agreement;

(e)    neither the execution, delivery or performance by it of this Agreement, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or of any indenture, mortgage or contract or other material agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties; and

(f)    there are no pending or, to its knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Agreement or (ii) would call into question or challenge the validity of this Agreement or the enforceability hereof in accordance with the terms hereof, nor is the Depositary in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Agreement.

SECTION 6.    Transfer. Neither party hereto shall be entitled to assign or otherwise transfer this Agreement (or any interest herein) other than (in the case of the Escrow Agent) to a successor escrow agent under the Escrow and Paying Agent Agreement and other than (in the case of the Depositary) to any entity into which the Depositary shall merge or with which it shall be consolidated, and any purported assignment in violation thereof shall be void. This Agreement shall be binding upon the parties hereto and their respective successors and (in the case of the Escrow Agent) permitted assigns. Upon the occurrence of the Transfer (as defined below) contemplated by the Assignment and Assumption Agreement (as defined below), the Pass Through Trustee shall (without further act) be deemed to have transferred all of its right, title and interest in and to this Agreement to the trustee of the Successor Trust (as defined below) and, thereafter, the trustee of the Successor Trust shall be deemed to be the “Pass Through Trustee” hereunder with the rights of the “Pass Through Trustee” hereunder, and each reference herein to “United Airlines Pass Through Trust 2019-2AA-O” shall be deemed to be a reference to “United Airlines Pass Through Trust 2019-2AA-S”. The Escrow Agent and the Depositary hereby acknowledge and consent to the Transfer contemplated by the Assignment and Assumption Agreement. For the purposes of this Section 6, “Transfer” means the transfer contemplated by the Assignment and Assumption Agreement; “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into between the Pass Through Trustee and the trustee of the Successor Trust, substantially in the form of Exhibit C to the Trust Supplement; and “Successor Trust” means the United Airlines Pass Through Trust 2019-2AA-S.

SECTION 7.    Amendment, Etc. This Agreement may not be amended, waived or otherwise modified except by an instrument in writing signed by the party against whom the amendment, waiver or other modification is sought to be enforced and by the Pass Through Trustee.

SECTION 8.    Notices. Unless otherwise expressly provided herein, any notice or other communication under this Agreement shall be in writing (including by facsimile or electronic mail) and shall be deemed to be given and effective upon receipt thereof. All notices shall be sent to (x) in the case of the Depositary, Sumitomo Mitsui Banking Corporation, 277 Park Avenue, New York, NY 10172, Attention: BCDAD-Agency & Special Product Services (Email: AgencyServices@smbcgroup.com and BCDADSpecialProducts@smbcgroup.com), or (y) in the case of the Escrow Agent, U.S. Bank National Association, Boston, MA Office, One Federal Street, 3rd Floor, EX-MA-FED, Boston, MA 02110, Attention: David Doucette (Telecopier: (617) 603-6672), in each case, with a copy to the Pass Through Trustee, Wilmington Trust, National Association, 1100 North Market Street, Wilmington, DE 19890-1605, Attention: Corporate Capital Market Services (Telecopier: (302) 636-4140) and to United, United Airlines, Inc., 233 S. Wacker Drive, Chicago, Illinois 60606, Attention: Treasurer (Telecopier: (872) 825-0316; E-mail: pam.hendry@united.com) (or at such other address as any such party may specify from time to time in a written notice to the parties hereto). On or prior to the execution of this Agreement, the Escrow Agent has delivered to the Depositary a certificate containing specimen signatures of the representatives of the Escrow Agent who are authorized to give notices and instructions with respect to this Agreement. The Depositary may conclusively rely on such certificate until the Depositary receives written notice from the Escrow Agent to the contrary.

SECTION 9.    Obligations Unconditional. The Depositary hereby acknowledges and agrees that its obligation to repay each Deposit together with interest thereon as provided herein is absolute, irrevocable and unconditional and constitutes a full recourse obligation of the Depositary enforceable against it to the full extent of all of its assets and properties.

SECTION 10.    Entire Agreement. This Agreement (including all attachments hereto) sets forth all of the promises, covenants, agreements, conditions and understandings between the Depositary and the Escrow Agent with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertakings, inducements or conditions, express or implied, oral or written.

SECTION 11.    Governing Law. This Agreement, and the rights and obligations of the Depositary and the Escrow Agent with respect to the Deposits, shall be governed by, and construed in accordance with, the laws of the State of New York and subject to the provisions of Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

SECTION 12.    Waiver of Jury Trial Right. EACH OF THE DEPOSITARY AND THE ESCROW AGENT ACKNOWLEDGES AND ACCEPTS THAT IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SUCH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A TRIAL BY JURY.

SECTION 13.    Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

SECTION 14.    Head Office Obligation. Sumitomo Mitsui Banking Corporation (“SMBC”) hereby agrees that the obligations of the Depositary hereunder are also the obligations of SMBC’s Head Office in Tokyo, Japan. Accordingly, any beneficiary of this Agreement will be able to proceed directly against SMBC’s Head Office in Tokyo, Japan, if SMBC’s New York Branch defaults in its obligations to such beneficiary under this Agreement.

SECTION 15.    Rights of Receiptholders. The Depositary acknowledges that, if the Depositary shall fail to pay when due hereunder any interest on the Deposits or the Final Withdrawal, the “Receiptholders” (as defined in the Escrow and Paying Agent Agreement) shall have the right to claim directly against the Depositary as provided in Section 15 of the Escrow and Paying Agent Agreement and that any such claim shall not be subject to defenses that the Depositary may have against the Escrow Agent.

SECTION 16.    Miscellaneous. (a) The Depositary shall have only those duties as are specifically and expressly provided herein and no other duties shall be implied. The Depositary may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Escrow Agent without inquiry and without requiring substantiating evidence of any kind. The Depositary shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Depositary shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Depositary may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Depositary shall have no duty to solicit any payments, including, without limitation, the Deposits.

(b)    The Depositary shall not be responsible for any recitals, statements, representations or warranties of any person other than itself contained in this Agreement or for the failure by the Escrow Agent or any other person or entity (other than the Depositary) to perform any of its obligations hereunder (whether or not the Depositary shall have any knowledge thereof) and the Depositary shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Depositary’s gross negligence or willful misconduct was the primary cause of any loss. The Depositary may execute any of its powers and perform any of its duties hereunder directly or through attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such attorney. The Depositary may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Depositary shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Depositary shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held hereunder until it shall be given a direction in writing by the Escrow Agent which eliminates such ambiguity or uncertainty to the satisfaction of Depositary or by a final and non-appealable order or judgment of a court of competent jurisdiction. Anything in this Agreement to the contrary notwithstanding, in no event shall the Depositary be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits, whether or not foreseeable suffered by the Escrow Agent or any of the Receiptholders in connection with this Agreement or the transactions contemplated or any relationships established by this Agreement), even if the Depositary has been advised of the likelihood of such loss or damage and regardless of the form of action. In the event of any conflict or inconsistency between any provision in this Agreement and a provision in any other document, the provisions of this Agreement shall control.

(c)    The Escrow Agent (which term as used in this sentence shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees and agents); (i) shall have no duties or responsibilities under this Agreement except those expressly set forth in this Agreement; (ii) shall not be responsible to the Depositary for any recitals, statements, representations or warranties of any person other than itself contained in this Agreement or the Escrow and Paying Agent Agreement or for the failure by the Depositary or any other person or entity (other than the Escrow Agent) to perform any of its obligations hereunder (whether or not the Escrow Agent shall have any knowledge thereof); and (iii) shall not be responsible for any action taken or omitted to be taken by it hereunder or provided for herein or in connection herewith, except for its own willful misconduct or gross negligence (or simple negligence in connection with the handling of funds).

(d)    (i) Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Depositary to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Escrow Agent acknowledges that Section 326 of the USA PATRIOT Act and the Depositary’s identity verification procedures require the Depositary to obtain information which may be used to confirm the Escrow Agent’s identity including without limitation name, address and organizational documents (“identifying information”). The Escrow Agent agrees to provide the Depositary with and consent to the Depositary obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Depositary.

(ii)    Depositary agrees that upon the reasonable request of the Escrow Agent, it will provide to the Escrow Agent such information and documents as the Escrow Agent may require (x) to satisfy applicable anti-money laundering laws and regulations, including the USA PATRIOT Act, the regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), and other applicable U.S. anti-money laundering laws and regulations (collectively, the “anti-money laundering/OFAC laws”), or (y) to meet the requirements of the Escrow Agent’s internal know your customer policies and procedures adopted in accordance with the anti-money laundering/OFAC laws.

(e)    The Escrow Agent has provided the Depositary with its fully executed Internal Revenue Service (“IRS”) Form W-9. The Escrow Agent represents that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered form. Any United States federal, state or local income or franchise tax returns required to be filed will, to the greatest extent permitted by applicable law, be prepared and filed by the Escrow Agent with the IRS and any other taxing authority as required by law. The Escrow Agent acknowledges and agrees that the Depositary shall have no responsibility for the preparation and/or filing of any United States federal, state or local income, franchise or other tax return with respect to the Deposits or any income earned by the Deposits other than any such responsibility that cannot be assigned to, or assumed by the Escrow Agent under applicable law.

(f)    No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

(g)    If any portion of the Deposit is at any time attached, garnished or levied upon under any court order, or enjoined or stayed by any court order, or in case of any order, judgment or decree shall be made or entered by any court affecting the Deposits or any part thereof, then and in any such event, the Depositary is authorized to rely upon and comply with any such order, writ, judgment or decree which it is advised in writing by external legal counsel of national reputation is binding upon it without the need for appeal or other action; and if the Depositary complies with such order, writ, judgment or decree, it shall not be liable to the Escrow Agent or any Receiptholder commencing action pursuant to Section 15 even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated so long as such order, writ, judgment or decree was not made, issued or entered for any reason that a final adjudication of a court of competent jurisdiction determines was based on the Depositary’s willful misconduct or gross negligence.

SECTION 17.    Security Procedures. With respect to all funds transfer instructions that are given pursuant to this Agreement (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Depositary is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule II hereto (“Schedule II”), and the Depositary may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule II. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Depositary. If the Depositary is unable to contact any of the authorized representatives identified in Schedule II, the Depositary is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Escrow Agent’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Assistant Vice President or Vice President, as the

Depositary may select. Such “Executive Officer” shall deliver to the Depositary a fully executed incumbency certificate, and the Depositary may rely upon the confirmation of anyone purporting to be any such officer. The Depositary and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Escrow Agent to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Depositary may apply any of the funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Escrow Agent acknowledges that these security procedures are commercially reasonable.

IN WITNESS WHEREOF, the Escrow Agent and the Depositary have caused this Deposit Agreement to be duly executed as of the day and year first above written.

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent
By	/s/ Steven J. Gomes
Name: Steven J. Gomes
Title: Vice President
SUMITOMO MITSUI BANKING CORPORATION, ACTING THROUGH ITS NEW YORK BRANCH, as Depositary
By	/s/ Akira Eyama
Name: Akira Eyama
Title: Managing Director

Signature Page to Deposit Agreement (Class AA) 19-2

Schedule I

Schedule of Deposits

Class AA

Aircraft Type	Deposit Amount	Sub-Account No.
Boeing 787-9	$62,861,000.00	349792
Boeing 787-9	$62,966,000.00	349892
Boeing 787-9	$62,966,000.00	349889
Boeing 787-10	$63,315,000.00	349890
Boeing 787-10	$63,525,000.00	349891
Boeing 787-10	$64,684,000.00	349887
Boeing 787-10	$64,684,000.00	349888
Boeing 777-300ER	$65,461,000.00	349886
Boeing 777-300ER	$65,436,000.00	349883
Embraer ERJ 175 LL	$12,587,000.00	349878
Embraer ERJ 175 LL	$12,608,000.00	349875
Embraer ERJ 175 LL	$12,608,000.00	349884
Embraer ERJ 175 LL	$12,608,000.00	349885
Embraer ERJ 175 LL	$12,629,000.00	349879
Embraer ERJ 175 LL	$12,629,000.00	349873
Embraer ERJ 175 LL	$12,629,000.00	349877
Embraer ERJ 175 LL	$12,650,000.00	349881
Embraer ERJ 175 LL	$12,650,000.00	349867
Embraer ERJ 175 LL	$12,650,000.00	349874

Schedule II

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give Funds Transfer Instructions

Escrow Agent:

	Name	Telephone Number	Signature
1.	David W. Doucette	(617) 603-6534	/s/ David W. Doucette

2.	John G. Correia	(617) 603-6566	/s/ John G. Correia

3.	Alison D. B. Nadeau	(617) 603-6553	/s/ Alison D. B. Nadeau

4.	Steven J. Gomes	(617) 603-6549	/s/ Steven J. Gomes

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

Escrow Agent:

	Name	Telephone Number
1.	David W. Doucette	(617) 603-6534

2.	John G. Correia	(617) 603-6566

3.	Alison D. B. Nadeau	(617) 603-6553

4.	Steven J. Gomes	(617) 603-6549

All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

EXHIBIT A

NOTICE OF PURCHASE WITHDRAWAL

Sumitomo Mitsui Banking Corporation,

acting through its New York Branch,

    as Depositary,

277 Park Avenue

New York, NY 10172,

Attention: BCDAD-Agency & Special Product Services

E-mail: AgencyServices@smbcgroup.com; BCDADSpecialProducts@smbcgroup.com

Ladies and Gentlemen:

Reference is made to the Deposit Agreement (Class AA) dated as of September 13, 2019 (the “Deposit Agreement”) between U.S. Bank National Association, as Escrow Agent, and Sumitomo Mitsui Banking Corporation, acting through its New York Branch, as Depositary (the “Depositary”).

In accordance with Section 2.3(a) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of the Deposit, $____________, Account No. _____________.

The undersigned hereby directs the Depositary to pay the entire amount of the Deposit to Wilmington Trust, National Association, Account No. [____], ABA No. 031-100-092, Account Name: United Airlines 2019-2 EETC, Reference: [_________] on [__________].

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By
Name:
Title:

Dated: __________ __, 20__

EXHIBIT B

NOTICE OF FINAL WITHDRAWAL

Sumitomo Mitsui Banking Corporation,

acting through its New York Branch,

    as Depositary,

277 Park Avenue

New York, NY 10172,

Attention: BCDAD-Agency & Special Product Services

E-mail: AgencyServices@smbcgroup.com; BCDADSpecialProducts@smbcgroup.com

Ladies and Gentlemen:

Reference is made to the Deposit Agreement (Class AA) dated as of September 13, 2019 (the “Deposit Agreement”) between U.S. Bank National Association, as Escrow Agent, and Sumitomo Mitsui Banking Corporation, acting through its New York Branch, as Depositary (the “Depositary”).

In accordance with Section 2.3(b)(i) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of all Deposits.

The undersigned hereby directs the Depositary to pay the entire amount of all Deposits and accrued interest thereon to the Paying Agent at Wilmington Trust, National Association, ABA# 031-100-092, Account No. _______________, Reference: United 2019-2AA.

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By
Name:
Title:

Dated: __________, 20__

EXHIBIT C

NOTICE OF REPLACEMENT WITHDRAWAL

Sumitomo Mitsui Banking Corporation,

acting through its New York Branch,

    as Depositary,

277 Park Avenue

New York, NY 10172,

Attention: BCDAD-Agency & Special Product Services

E-mail: AgencyServices@smbcgroup.com; BCDADSpecialProducts@smbcgroup.com

Ladies and Gentlemen:

Reference is made to the Deposit Agreement (Class AA) dated as of September 13, 2019 (the “Deposit Agreement”) between U.S. Bank National Association, as Escrow Agent, and Sumitomo Mitsui Banking Corporation, acting through its New York Branch, as Depositary (the “Depositary”).

In accordance with Section 2.3(b)(ii) of the Deposit Agreement, the undersigned hereby requests the withdrawal of the entire amount of all Deposits.

The undersigned hereby directs the Depositary to pay the entire amount of all Deposits and accrued interest thereon to [_______________________], Reference: United 2019-2AA.

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By
Name:
Title:

Dated: __________, 20__